EXHIBIT 10.31

SUMMARY OF STEELCASE BENEFIT PLAN FOR OUTSIDE DIRECTORS

The Steelcase Benefit Plan for Outside Directors (“Director Plan”) became effective on March 1, 1999. The Director Plan was created to provide health and welfare benefits to members of the Board of Directors of Steelcase Inc. (the “Company”) who are not Company employees or retirees (“Outside Directors”).
Eligibility: Outside Directors and their eligible dependents are eligible for coverage under the Director Plan on the first day of the Outside Director’s term as a board member. During an annual enrollment period, Outside Directors who are already enrolled in coverage may opt out of coverage or change plans. An Outside Director who does not enroll at the time of becoming a board member is eligible during a subsequent annual enrollment period and also has special enrollment rights when other existing coverage is lost or when there is a qualified change in status.
Retiree coverage: Outside Directors who became members of the board before July 22, 2002, are covered under the Director Plan at the time of leaving the Board, and meet the Rule of 80, are eligible for retiree coverage under the applicable Company retiree plan. Rule of 80 means that attained age and full years of continuous service upon retirement equals 80 or more. Years of service for Outside Directors includes years of service as an employee of the Company and years of service as an Outside Director, to the extent the two periods are not overlapping.
Benefits: The Director Plan provides medical, dental and vision benefits.
Cost: Outside Directors pay the full cost of coverage under the Director Plan for Outside Directors and their eligible dependents. The Company subsidizes a portion of the premium costs for retired Outside Directors who are eligible for retiree coverage. The premium costs paid by the Company on behalf of a retired Outside Director are treated as taxable income to the retired Outside Director and reported annually on Form 1099.
Last updated: January 15, 2020; Effective as of February 29, 2020